Exhibit 99.1
                     FOR IMMEDIATE RELEASE
Company Contact
Ms. Jean M. Nelson
Executive Vice-President and Chief Financial Officer
817-831-5030
VIRBAC CORPORATION AND VIRBAC S.A.
REACH AGREEMENT FOR VIRBAC S.A.
TO ACQUIRE
ALL REMAINING OUTSTANDING SHARES
OF VIRBAC CORPORATION NOT ALREADY OWNED
FOR $5.25 PER SHARE; SPECIAL COMMITTEE
OF VIRBAC CORPORATION AGREES TO RECOMMEND OFFER
Fort Worth, Texas August 8, 2006 — Virbac Corporation (NASDAQ: VBAC) (“Virbac” or “the Company”), a leading provider of veterinary products, today announced that Virbac S.A., a French corporation (“VBSA”) engaged in the veterinary pharmaceutical manufacturing business and Virbac’s indirect majority stockholder, has revised its proposal to acquire all of the outstanding shares of common stock not already owned by VBSA or its subsidiaries from $4.85 per share in cash to $5.25 per share in cash, representing an aggregate all cash purchase price of approximately $47.4 million. The revised proposal represents an increase of 8% from the proposal by VBSA announced on July 11, 2006 and an increase of 27% from the original proposal by VBSA announced on December 13, 2005. VBSA, through its wholly-owned subsidiary Interlab S.A.S. (“Interlab”), is the largest stockholder of Virbac and is the beneficial owner of approximately 60.1% of Virbac’s outstanding common stock.
VBSA reiterated in its revised proposal that any definitive offer would be subject to the condition that a sufficient majority of the publicly-held Virbac shares are tendered such that the tendered shares, together with the shares VBSA currently owns, total at least 90% of Virbac’s outstanding common stock (the “Minimum Condition”). VBSA has informed Virbac that it has sufficient financing available for the transaction under its existing bank credit facilities and that the offer would not be subject to a financing condition.

The Special Committee of the Board of Directors of Virbac Corporation (the “Special Committee”) has met and considered the revised offer and has determined, following consultation with its legal counsel and Houlihan, Lokey, Howard & Zukin, which acted as independent financial advisor to the Special Committee, that the $5.25 per share offer is fair to and in the best interests of the holders of the outstanding shares of Virbac common stock not already owned by VBSA or its subsidiaries, and that it will recommend that the stockholders of Virbac tender their shares in connection with the revised proposal. Prior to reaching its decision, the Special Committee received an oral opinion from Houlihan, Lokey, Howard & Zukin that, as of August 7, 2006, the $5.25 per share consideration to be received by the holders of the outstanding shares of Virbac common stock not already owned by VBSA or its subsidiaries is fair from a financial point of view to those stockholders.
The Special Committee and its counsel have also reviewed and negotiated the terms of a draft Tender Offer and Merger Agreement (the “Merger Agreement”) to be entered into among VBSA, Interlab, Labogroup Holding, Inc. and Virbac. Under the terms of the Merger Agreement, Labogroup Holding, Inc., an indirect wholly owned subsidiary of VBSA, will make a tender offer to purchase all of the outstanding shares of Virbac common stock not already owned by VBSA or its subsidiaries at a cash purchase price of $5.25 per share. The tender offer will be subject to certain conditions, including the Minimum Condition. The tender offer is expected to commence as soon as reasonably practicable and is expected to be followed by a second step merger in which those shares not tendered will be converted into the right to receive the same $5.25 per share in cash. The Special Committee has determined that it will recommend that the Board of Directors of Virbac Corporation approve the execution and delivery of the Merger Agreement in substantially the form reviewed by the Special Committee as of August 7, 2006.
About Virbac Corporation:
Virbac, located in Fort Worth, Texas, markets leading veterinary products under the brand names of Soloxine®, C.E.T.® Home Dental Care, the Allerderm line of dermatology products, IVERHART® PLUS Flavored Chewables, and Preventic®. For more information on Virbac and its products, please visit www.virbaccorp.com.
About Virbac S.A.:
     Founded in 1968 and located in Carros, France, nearby Nice, VBSA is a global pharmaceutical company dedicated exclusively to animal health. It ranks 9th among veterinary companies worldwide. Its large range of biological and pharmaceutical products offers treatment and prevention for companion and food producing animal main pathologies. With 24 subsidiaries, VBSA products are sold in more than 100 countries and VBSA employs over 2,230 worldwide. VBSA has been listed on the Paris stock exchange, since 1985 (now Euronext ®).
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and are subject to a number of risks and uncertainties. These forward-looking statements are often characterized by the terms “may,” “will,” “anticipate,” “estimate,” “expect,” “project,”

“intend,” “plan,” “believe,” “target,” and other words and terms of similar meaning and do not reflect historical facts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. In addition, factors that could affect the business and financial results of the Company include, but are not limited to, the following: the results of research and development activities; decisions by regulatory authorities, including the U.S. Food and Drug Administration and the Environmental Protection Agency, regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; changes or trends in veterinary medicine that affect the rate of use of the Company’s products by veterinarians; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; and uncertainties regarding our ability to comply with financial and other covenants required under our credit agreement. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.